Exhibit 15(b)
To the Shareholders and Board of Directors
Sysco Corporation
We are aware of the incorporation by reference in the Registration Statements on Form S-3 (333-52897, 333-124166 and 333-126199), Form S-4 (333-30050, 333-53510, 333-50842 and 333-98489) and Form S-8 (33-10906, 2-76096, 33-45804, 33-45820, 333-01259, 333-01255, 333-01257, 333-27405, 333-66987, 333-49840, 333-58276, 333-122947 and 333-129671) of Sysco Corporation of our reports dated November 10, 2005 and February 9, 2006 relating to the unaudited consolidated interim financial statements of Sysco Corporation that are included in its Forms 10-Q for the quarters ended October 1, 2005 and December 31, 2005.

/s/ Ernst & Young LLP

Houston, Texas
February 9, 2006